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Exhibit 5.1

June 24, 2003

Friendly Ice Cream Corporation
1855 Boston Road
Wilbraham, MA 01095

Ladies and Gentlemen:

I have acted as counsel to Friendly Ice Cream Corporation, a Massachusetts corporation (the Company), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933 of a Registration Statement on Form S-8 (the Registration Statement) relating to the shares of Common Stock, $0.01 par value, and associated Preferred Stock Purchase Rights (the Shares), of the Company issuable pursuant to the Company's 2003 Incentive Plan (the Plan). In this connection, I have examined such corporate and other records, instruments, certificates and documents as I have considered necessary to enable me to express this opinion.

Based on the foregoing, it is my opinion that the Shares issuable pursuant to the Plan have been duly authorized for issuance and, when sold pursuant to the terms of the Plan, will be validly issued, fully paid and non-assessable.

I consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the caption Interests of Named Experts and Counsel in the Registration Statement.

Very truly yours,
/s/ Aaron B. Parker
Vice President, General Counsel and Clerk

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